EXHIBIT 5.1

                                 August 20, 2003

Quicksilver Resources Inc.
777 West Rosedale, Suite 300
Fort Worth, Texas  76104

        Re:       Quicksilver Resources Inc.

Ladies and Gentlemen:

     We have acted as counsel for Quicksilver Resources Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale of securities by the Company from time to time pursuant to Rule 415 under the Securities Act, including shares of common stock, $0.01 par value, of the Company (the "Common Stock"), pursuant to the Company's Registration Statement on Form S-3 (File No. 333-89204) filed with the Securities and Exchange Commission (the "Commission") on May 28, 2002 and declared effective by the Commission on June 21, 2001 (the "New Issuance Registration Statement"), and the proposed offer and sale of 3,500,000 shares of Common Stock (the "New Issuance Shares"), as described in a Prospectus Supplement dated August 20, 2003 to be filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act (the "Prospectus Supplement").

     We have also acted as counsel for the Company in connection with the registration under the Securities Act of shares of Common Stock to be resold by Mercury Exploration Company, a Texas corporation ("Mercury"), from time to time pursuant to the Company's Registration Statement on Form S-3 (File No. 333-92196) filed with the Commission on July 10, 2002 and declared effective by the Commission on July 24, 2002 (the "Resale Registration Statement"), and the proposed offer and sale by Mercury of up to 525,000 shares of Common Stock to cover over-allotments (the "Resale Shares"), as described in the Prospectus Supplement.

     Our opinion is limited in all respects to the substantive law of the State of Texas, the federal law of the United States, and the Delaware General Corporation Law, and we assume no responsibility as to the applicability thereto, or to the effect thereon, of the laws of any other jurisdiction.

     As counsel to the Company, we have examined the New Issuance Registration Statement, the Resale Registration Statement, the Company's Restated Certificate of Incorporation, its Bylaws, and other corporate records of the Company and have made such other investigations as we have deemed necessary as a basis for the opinion hereinafter set forth. For purposes of this opinion we have assumed the genuineness of all signatures on all documents, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the correctness and accuracy of all facts set forth in all certificates and documents that we have examined.

     Based upon and subject to the foregoing, we are of the opinion that: (i) the New Issuance Shares have been duly authorized and, when sold and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable; and (ii) the Resale Shares were duly authorized at the time of issuance and are currently validly issued, fully paid and non-assessable.

     This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our name in the New Issuance Registration Statement and the Resale Registration Statement and under the caption "Legal Matters" in each related Prospectus and in the Prospectus Supplement and consent to the filing of this opinion as an exhibit to each of the New Issuance Registration Statement and the Resale Registration Statement.

                                             Very truly yours,

                                             CANTEY & HANGER, L.L.P.


                                             By:     /s/ Dean A. Tetirick
                                                -------------------------------
                                                   Dean A. Tetirick, Partner